Vuzix Issues Letter to Shareholders

ROCHESTER, N.Y., Oct. 17, 2013 /PRNewswire/ -- Vuzix Corporation (OTC:QB: VUZI), a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets, announced today that it has issued a Letter to Shareholders.

(Logo: http://photos.prnewswire.com/prnh/20130516/NY15123LOGO )

Highlights of the letter include:

•	Upcoming product releases including Vuzix' highly-anticipated, award winning smart glasses Vuzix M100, the M2000AR monocular for industrial applications, and new Wrap Video Eyewear products
•	Recap of media coverage featuring Vuzix in Forbes, Wired, Scientific American, and USA Today and favorable industry trends in wearable tech including market opportunity
•	Enthusiastic reception of M100 in Japan at NTT Docomo CEATEC where people waited as long as 90 minutes to experience the M100
•	Improved distribution and sales channels expanded into 50 countries
•	Growing patent portfolio now includes 48 patents issued and pending worldwide
•	Recent capital raise of $8 million and strengthened balance sheet

To read the Letter to Shareholders in full, please visit: http://www.vuzix.com/corporate/presentations.html

About Vuzix Corporation
Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company's products include personal displays and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 33 patents and 15 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2013 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer
Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to and include the completion of the M100 Smart Glasses, M2000AR and Wrap Video Eyewear for volume manufacturing, distribution channel product demand, future business and development work, the value of the IP portfolio, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor and media information contact:
Andrew Haag
Managing Partner
IRTH Communications
vuzi@irthcommunications.com
1-866-976-IRTH (4784)
or IR@Vuzix.com or 585-359-7562